Exhibit 10.2

Amendment No. 2 to

Discover Financial Services

Employee Stock Purchase Plan

The Discover Financial Services Employee Stock Purchase Plan, as heretofore amended (the “Plan”), is hereby amended, effective as of December 1, 2009, in the following respects:

1.	By deleting the phrase “after receiving such right” where it appears in the third paragraph of Section 2 of the Plan and inserting in lieu thereof the phrase “after the right is granted”.

2.	By deleting the fourth paragraph of Section 4 of the Plan and inserting in lieu thereof the following:

“Following his or her enrollment in the Plan, a participant may change the amount of his or her payroll deduction effective as of the first day of any payroll period by so directing the Company or its designated agent at the time and in the manner specified by the Committee.”

3.	By deleting the phrase “whole and fractional shares” where it appears in the second sentence of the fifth paragraph of Section 4 of the Plan and inserting in lieu thereof the phrase “whole and, unless otherwise provided by the Committee, fractional shares”.

4.	By deleting the second and third sentences of Section 7(a) of the Plan and inserting in lieu thereof the following:

“Upon any suspension of participation, the participant’s payroll deductions shall cease, and the cash credited to such participant’s Purchase Account on the date of such suspension shall be delivered as soon as practicable to such participant.”